Exhibit 99.1

FOR IMMEDIATE RELEASE:	Investor Relations contact:
Tel: 415-278-7933
investor_relations@gymboree.com

Media Relations contact:
Tel: 415-278-7493
media_relations@gymboree.com

The Gymboree Corporation Announces Increase in Pricing Terms of its Tender Offer

San Francisco, Calif., May 3, 2016 – The Gymboree Corporation (the “Company”) announced today an increase in the pricing terms of its previously announced “modified Dutch Auction” tender offer (the “Tender Offer”) to purchase the maximum aggregate principal amount of its outstanding 9.125% senior unsecured notes due 2018 (the “Notes,” CUSIP No. 403777AB1) that it can purchase for $40,000,000, excluding accrued interest. Except as described in the Supplement to the Offer to Purchase, dated May 3, 2016 (the “Supplement”), the terms of the Tender Offer described in the Offer Documents (as defined below) remain unchanged.

On April 26, 2016, the Company commenced the Tender Offer in accordance with the terms and conditions set forth in the Offer to Purchase (the “Offer to Purchase”) and the accompanying Letter of Transmittal (together with the Offer to Purchase, the “Offer Documents”), each dated April 26, 2016, that were sent to holders of the Notes. As described in the Supplement, the Company increased the “Minimum Price” to $450.00 per $1,000 principal amount of Notes, increased the “Maximum Price” to $520.00 per $1,000 principal amount of Notes and changed the “Accepted Bid Price Range” to $450.00 to $520.00. Capitalized terms used in this press release that are not defined herein have the meanings given to them in the Offer Documents.

The following table summarizes the material pricing terms for each $1,000 aggregate principal amount of Notes, as described in the Supplement.

Title of Security	Aggregate Outstanding Principal Amount(1)	Total Consideration (Accepted Bid Price Range)(2)(3)(4)	Early Tender Premium(2)
The Gymboree Corporation’s 9.125% Senior Unsecured Notes due 2018	$210,600,000	$450.00 to $520.00	$30.00

(1)	As of April 26, 2016.
(2)	Per $1,000 principal amount of Notes tendered and accepted for purchase prior to the Early Tender Time.
(3)	Includes the Early Tender Premium.
(4)	Plus accrued and unpaid interest from the last interest payment date to, but not including, the applicable settlement date.

The Total Consideration payable for the Notes will be determined pursuant to a “modified Dutch Auction” whereby each participating Holder must specify the minimum Total Consideration it is willing to receive in exchange for each $1,000 principal amount of Notes such Holder tendered in the Tender Offer prior to the Early Tender Time, which includes the Early Tender Premium (a Holder’s “Bid Price”). The Early Tender Time has not been changed. Therefore, only holders of Notes that validly tender (and do not validly withdraw) their Notes prior to 5:00 p.m., New York City time, on May 9, 2016, unless extended by the Company in its sole discretion, will be eligible to receive the Early Tender Premium.

The Withdrawal Deadline for the Tender Offer is 5:00 p.m., New York City time, on May 9, 2016, unless extended by the Company in its sole discretion. The Expiration Time for the Tender Offer is 11:59 p.m., New York City time, on May 23, 2016, unless extended by the Company in its sole discretion. The Tender Offer is subject to the satisfaction or waiver of certain conditions set forth in the Offer to Purchase, but is not conditioned on a minimum amount of Notes tendered.

The Tender Offer is being made solely pursuant to, and on the terms and conditions contained in, the Offer Documents, as amended and supplemented by the Supplement, copies of all of which may be obtained from D.F. King & Co., Inc., the Tender Agent and Information Agent for the Tender Offer, by calling (800) 461-9313 (US toll-free) or by emailing gymboree@dfking.com.

The Company has retained Goldman, Sachs & Co. as the dealer manager for the Tender Offer. Questions regarding the terms of the Tender Offer may be directed to the Liability Management Group of Goldman, Sachs & Co. by calling (800) 828-3182 (US toll-free) or (212) 357-0422 (collect).

None of the Company, its board of directors (or any committee thereof), the dealer manager, the Tender Agent, the Information Agent, the trustee under the indenture governing the Notes or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the Tender Offer.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of tenders with respect to any securities. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

Cautionary Statements:

Various statements in this release, including our ability to consummate the Tender Offer on the anticipated terms, or at all, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from expected results. We may decide not to, or be unable to, consummate the Tender Offer on the terms described herein or at all. Accordingly, investors should not rely on forward-looking statements as a prediction of actual future results. Applicable risks and uncertainties include, among others, those identified under “Item 1A, Risk Factors” in our Annual Report on Form 10-K for the year ended January 31, 2016, filed with the Securities and Exchange Commission (the “SEC”) on April 28, 2016, in the other documents we file or furnish with the SEC from time to time under “Risk Factors” and elsewhere. We encourage you to carefully read these disclosures and the disclosures in any document we file or furnish with the SEC after the date of this release and prior to the consummation or termination of the Tender Offer. All statements in this press release speak only as of the date hereof, and we undertake no obligation to update or revise such statements in light of future developments, except as required by law.